UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TAUTACHROME, INC.

A Delaware Corporation IRS Employer ID No: 20-5034780

Principal executive offices: 1846 E innovation park Drive, Oro Valley, AZ 85755

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check ☐.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check ☒.

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check ☐.

Securities Act registration statement or Regulation A offering statement fi le number to which this form relates: NA (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $0.00001

(Title of class)

Item 1. Description of Registrant’s Securities to be registered.

The description contained in Registrant’s Certificate of Registration as Amended and Restated and Registrant’s Bylaws, filed with the SEC is incorporated by reference into this registration statement. The rights of holders of Registrants common stock can be modified otherwise than by a vote of a majority of the common shares outstanding which (pursuant to paragraph (a)(2) of item 202 of Regulation S-K requiring explanation when this occurs) is a result of principal shareholders who were holding more than 50% of the of the common shares agreeing to retire a substantial portion of their common shares in exchange for shares of a new series D convertible preferred stock (having a 5-year holding period before automatically converting back to common and having no preferences over common on dissolution) which series D shares retain the voting power of the shares they retired, the result of which is that these particular series D preferred shareholders could modify the rights of the holders of common shares. Common stock and this series D stock are the only classes of stock of Registrant. Registrant’s Form 8-K current report filed October 24, 2016 reporting the creation of the series D stock, and Registrant’s Form 8-K current report filed October 27, 2016 identifying the principal shareholders and their agreements to retire common holdings in exchange for preferred Series D, are incorporated by reference into this registration statement.

Item 2. Exhibits.

The following exhibits are incorporated herein by reference pursuant to Rule 12b-32.

Exhibit No.	DOCUMENT DESCRIPTION

3.1	Amended Articles of Incorporation changing name of corporation from Roadships Holdings, Inc. (Stock symbol RDSH) to Tautachrome, Inc. (Stock symbol TTCM), increasing authorized common shares by 33 1/3 % and increasing the powers of the Board of Directors (1)

3.2	Bylaws (2)

99.1	Notice to certain shareholders of amended articles of incorporation pursuant to Section 228 (e) of the Delaware Corporate Law (1)

99.2	Tautachrome, Inc. Press release dated November 4, 2015 (1)

________________

(1)	Previously filed with the SEC in our Form 8-K current report of November 5, 2015 announcing the amendment and restatement of the Tautachrome Articles of Incorporation.

(2)	Previously filed with the SEC in our 2015 Form10-K annual report.

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SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TAUTACHROME, INC.

Date: December 7, 2016	By:	/s/ Jon N Leonard
Jon N Leonard
President, CEO, CFO

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